 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 23, 2013 (April 19, 2013)

VLOV INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53155	20-8658254
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5F, No. 151 Taidong Road Xiamen Guanyin Shan International Business Center Siming District, Xiamen City Fujian Province People’s Republic of China	361008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+86 (592) 2345999

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 8.01	Other Events.

On April 19, 2013, the registrant was informed that a complaint was served on such date on its agent for service of process in Nevada.  The complaint was filed in the District Court for Clark County, Nevada, by ARC China Semper, LLC.  The plaintiff purports to be an assignee of ARC Semper China Investments, Ltd. and ARC China Investment Funds, of their purported rights and obligations under a securities purchase agreement that the registrant entered into in October 2009 (the “SPA”).  The complaint alleges that the registrant breached the SPA by failing to timely (i) file a registration statement, (ii) have such registration statement declared effective and (iii) appoint a bilingual chief financial officer.  The complaint seeks monetary damages, specific performance to appoint a bilingual chief financial officer, and reimbursement of costs and fees.

It is the registrant’s policy to not disclose or discuss matters pertaining to pending or active litigation.  Rather, the registrant will apprise and update the market periodically through disclosure in its quarterly financial reports, as filed.  Litigation is an expensive avenue with uncertain results, and there can be no assurance regarding the final disposition of the matters asserted in the complaint.  The registrant is currently evaluating the merits of the complaint and the allegations contained therein, and intends to defend itself vigorously as necessary based thereon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VLOV INC.
Date:	April 23, 2013	(Registrant)

		By:	/s/ Bennet P. Tchaikovsky
Bennet P. Tchaikovsky
Chief Financial Officer